UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2005

Commerce Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Missouri	0-2989	43-0889454

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Walnut,
Kansas City, MO	64106

(Address of principal executive offices)	(Zip Code)

(816) 234-2000 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     The Commerce Executive Retirement Plan (Plan) is a non-qualified supplemental retirement plan, established in 1995 as a result of changes in law reducing the amount of retirement income payable to certain executives under the Company’s defined contribution pension plan. Eleven Commerce executives are participants in this Plan, including its named executives David Kemper, Jonathan Kemper, Seth Leadbeater, Kevin Barth and Ray Stranghoener.

     Effective January 1, 2005 the Company has amended this Plan in conjunction with modifications made to the Company’s defined contribution pension plan and its 401K plan. Under these modifications, the Company will not make any future contributions to its defined contribution pension plan and instead will increase its matching contribution to the Company’s 401K plan based on new criteria of age and length of service. Also, the Commerce Executive Retirement Plan was amended to help offset the effects of IRS limitations on contributions to 401K plans for the participants of this plan. In the future the calculation of benefits for each participant under this plan will be based on 7% times the difference between each participant’s eligible salary and the dollar limitation prescribed by IRS code section 401(1)(17) in calculating the executive’s eligible contribution by the Company to its 401K plan. In addition, beginning in 2005 the plan benefits will be credited to each executive’s account in the Plan as of the last day of the year. It is not expected that these changes to the Plan will materially affect the Company’s on-going benefits cost.

     A copy of the amended and restated plan is set forth as exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

10.1	Commerce Executive Retirement Plan — Amended and Restated effective January 1, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE BANCSHARES, INC.

	By:	/s/ Jeffery D. Aberdeen Jeffery D. Aberdeen Controller (Chief Accounting Officer)

Date: January 4, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Commerce Executive Retirement Plan — Amended and Restated effective January 1, 2005